 EMPLOYMENT AGREEMENT

AGREEMENT made and entered into in Seattle, Washington, by and between MICROVISION, Inc. (the "Company"), a Delaware corporation with its principal place of business in Seattle, Washington, and Alexander Y. Tokman ("Executive"), effective as of the 7th day of April, 2009.

WHEREAS, subject to the terms and conditions hereinafter set forth, the Company wishes to employ Executive as its President and Chief Executive Officer and Executive wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereafter provided, Executive's employment hereunder shall be for a term of three (3) years, commencing as of the effective date of this Agreement, and ending on April 7, 2012, ("Employment Term"), subject to earlier termination as set forth in Section 5 below. Following the expiration of the Employment Term, this Agreement shall be automatically renewed for successive one (1) year periods ("Renewal Term") unless, at least ninety (90) days prior to the expiration of the Employment Term or the then current Renewal Term, either party provides the other with written notice of intention not to renew, in which case this Agreement shall terminate as of the end of the Employment Term or the Renewal Term, as applicable. If this Agreement is renewed, the terms of this Agreement during any Renewal Term shall be the same as the terms in effect immediately prior to such renewal (including but not limited to, the provisions set forth in Sections 4 and 5 below), subject to any changes or modifications as mutually may be agreed between the Parties as evidenced in a written instrument signed by both the Company and Executive. "Term" as used in this Agreement without further modification shall mean the Employment Term together with any Renewal Term.

3. Capacity and Performance.

a. During the Term, Executive shall serve the Company as its President and Chief Executive Officer, reporting to the Company's Board of Directors (the "Board"). In addition, and without further compensation, Executive may also serve as a member of the Board. In addition, Executive may also serve as a director and/or officer of one or more of the Company's Affiliates, if so elected or appointed from time to time.

b. During the Term, Executive shall be employed by the Company on a full-time basis and shall perform such duties as are intrinsic to his position and such other duties and responsibilities on behalf of the Company and its Affiliates as may reasonably be designated from time to time by the Board or by its designees.

c. During the Term, Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. Executive shall not actively engage in any other business activity during the Term, but may participate in industry, trade, professional, charitable and community activities and manage personal investments so long as such activities, either individually or in the aggregate, do not conflict with the interests of the Company and its Affiliates or interfere with the discharge of Executive's responsibilities to the Company and its Affiliates. Executive may serve on the boards of directors of other companies only with the prior express permission of the Board. The Board has given its permission for Executive to serve on the Board of Endra, Inc.

4. Compensation and Benefits. As compensation for all services performed by Executive under and during the Term and subject to performance of Executive's duties and of the obligations of Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

a. Base Salary. Beginning with the effective date of this Agreement, the Company shall pay Executive a base salary at the rate of Three Hundred Forty Seven Thousand Two Hundred Eighty Eight Dollars ($347,288) per year ("Base Salary"), payable in accordance with the payroll practices of the Company for its executives and subject to annual review by the Board or a committee thereof and to such increases as the Board or a committee thereof, in its sole discretion, may from time to time determine. No decreases may be made in Executive's Base Salary without prior written consent by Executive.

b. Bonus Compensation. During the Term, Executive will be eligible for an annual bonus opportunity (the "Bonus") at a level commensurate with his position and responsibilities as Chief Executive Officer of the Company, as reasonably determined by the Board or a committee thereof. The Parties agree that the target equivalent of such Bonus will be no less than 50% of the Base Salary. The actual amount of the payment under any Bonus shall be determined by the Board or a committee thereof, based on its assessment, in its sole discretion, of Executive's performance and that of the Company against appropriate and reasonably attainable goals established by the Board or a committee thereof after consultation with Executive, in the calendar year following the performance year. To the extent consistent with bonus opportunities (and payments thereunder) awarded to other executive officers of the Company whose compensation is subject to Section 162(m) of the Code, the Board or a committee thereof may structure any Bonus for Executive with the intent that it comply with the performance-based compensation exception requirements under Section 162(m), provided that the target equivalent of the Bonus shall not go below 50% of the Base Salary. If so determined by the Board or a committee thereof, after soliciting Executive's input, Bonus compensation may be paid (i) in cash and/or in equity or (ii) in such form (cash or equity or a combination thereof) as Executive may elect, subject to such limitations on any such election as the Board or a committee thereof may impose. Any Bonus compensation earned by Executive shall be paid to Executive in the calendar year following the performance year, no later than bonus payments to other Executives and in all events by December 31 of such following year.

c. Long Term Incentives. During the Term, Executive will be eligible for stock or stock-based awards ("Stock Awards") at a level commensurate with his position and responsibilities as Chief Executive Officer of the Company, as reasonably determined by the Board or a committee thereof, each such award to be made under the Company's 2006 Equity Incentive Plan or any successor thereto. Subject to the terms of such Plan, the Board or a committee thereof shall have the discretion to determine (i) the type of each Stock Award (e.g., stock option, restricted stock or restricted stock unit); (ii) the number and shares subject to each Stock Award; (iii) the performance conditions, if any, and other vesting terms applicable to each Stock Award; and (iv) all other terms of each Stock Award; provided, that except as the Board or a committee thereof and Executive may otherwise agree, Stock Awards during the Term shall be granted on a basis, as determined by the Board or a committee thereof, that is reasonably calculated to meet the objectives described in Exhibit A hereto.

d. Vacations. During the Term, Executive shall be entitled to four (4) weeks of paid vacation per year to be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company. Vacation shall otherwise be governed by the policies of the Company, as in effect from time to time; provided, however, that nothing in Company policy or practice shall prevent Executive from receiving pay for accrued but unused vacation at the time of Executive's termination from employment pursuant to the terms of this Agreement.

e. Other Benefits. During the Term and subject to any contribution therefore generally required of employees of the Company, Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans provide a category of benefit (for example, but without limitation, severance) otherwise provided to Executive pursuant to this Agreement. Such participation shall be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company may alter or terminate its employee benefit plans at any time, as it, in its sole judgment, determines to be appropriate.

f. Business Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses incurred or paid by Executive in the performance of his duties and responsibilities hereunder, subject to such policies as may be established by the Company from time to time, any maximum annual limit or other restrictions on such expenses and to provision of such reasonable substantiation and documentation as may be specified by the Company from time to time. Any such payment or reimbursement that could constitute "nonqualified deferred compensation" subject to Section 409A of the Code shall be subject to the requirements that: (i) the amount of expenses eligible for payment or reimbursement during any calendar year may not affect the expenses eligible for payment or reimbursement in any other taxable year, (ii) the payment or reimbursement must be made, if at all, not later than December 31 of the calendar year following the calendar year in which the expense was incurred, and (iii) any right that Executive may have to reimbursement shall in no event be subject to liquidation or exchange for any other benefit.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, Executive's employment hereunder shall terminate prior to the expiration of the Term under the following circumstances:

a. Death. In the event of Executive's death during the Term, Executive's employment hereunder shall immediately and automatically terminate. In such event, the Company shall pay to Executive's designated beneficiary or, if no beneficiary has been designated by Executive, to his estate: (i) any earned and unpaid Base Salary, payable on the Company's next regular pay day following termination, (ii) any vacation time earned but not used through the date of termination, payable on the Company's next regular pay day following the termination, (iii) any bonus compensation earned for the Bonus Year preceding that in which the termination occurs and unpaid on the date of termination ("Awarded Bonus"), payable in accordance with Section 4.b hereof, (iv) subject to Section 4(f) above, any reimbursable business expenses incurred by Executive but not yet reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days of termination, with reimbursement being made promptly after receipt of documentation (amounts provided in (i) through (iv), "Final Payment"); and (v) payment for a pro-rata portion of Executive's Bonus for the Bonus Year in which the termination occurs in the event that bonuses are paid to other officers of the Company for the same Bonus Year and provided that the timing of such pro-rata bonus payment will be made in the same form of consideration and at the same time as the bonus payments made to other officers. The Company shall also make provision, in a manner consistent with Section 409A of the Code, such that for a period of up to eighteen (18) months following Executive's death Executive's surviving spouse, if any, and his surviving dependents, if any, if they are eligible for and elect continuation of health coverage pursuant to the so-called "COBRA" coverage- continuation provisions applicable to the Company's group health plan, shall be required to contribute to such coverage only so much as they would have contributed for comparable family coverage had Executive continued to be employed. The Company shall have no further obligations to Executive.

b. Disability.

i. To the extent permitted by applicable law, the Company may terminate Executive's employment hereunder, upon notice to Executive, in the event that Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, with or without reasonable accommodation as required by law, for a period of more than one hundred twenty (120) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, the Company shall pay Executive the Final Payment and payment for a pro-rata portion of Executive's Bonus for the Bonus Year in which the termination occurs in the event that bonuses are paid to other officers of the Company for the same Bonus Year and provided that the timing of such pro- rata bonus payment will be made in the same form of consideration and at the same time as the bonus payments made to other officers. The Company shall also make provision, in a manner consistent with Section 409A of the Code, such that for a period of up to eighteen (18) months following such termination Executive and his family members, to the extent they are eligible for and elect continuation of health coverage (including pursuant to the so-called "COBRA" coverage-continuation provisions applicable to the Company's group health plan), shall be required to contribute to such coverage only so much as they would have contributed for comparable family coverage had Executive continued to be employed. The Company shall have no further obligations to Executive.

ii. Prior to termination as provided at clause i. above, the Board may designate another employee to act in Executive's place during any period of Executive's disability. Notwithstanding any such designation, Executive shall continue to receive the compensation and benefits in accordance with Sections 4.a through 4.d and benefits in accordance with Section 4.e, to the extent permitted by the then-current terms of the applicable benefit plans, until Executive becomes eligible for disability income benefits under the Company's disability income plan or until the termination of his employment, whichever shall first occur.

iii. While receiving disability income payments under the Company's disability income plan, Executive shall not be entitled to receive any Base Salary under Section 4.a hereof, but shall continue to participate in Company benefit plans in accordance with Section 4.e and the terms of such plans, until the termination of his employment.

iv. If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, a determination of whether Executive has a disability shall be made by Executive's health care provider. In the event the Company questions the medical opinion of Executive's health care provider, the Company may require Executive to obtain a second opinion from a different health care provider chosen by the Company at its own expense. If there is a conflict between the opinion of Executive's health care provider and the opinion of the Company's selected health care provider, the Company may require Executive to obtain a third opinion from a health care provider jointly approved by the Company and Executive at the Company's expense, and this third opinion shall be binding on Executive and the Company. Any such determination of disability under this Section 5.b.iv is not intended to alter any benefits any party may be entitled to receive under any long-term disability insurance policy carried by either the Company or Executive with respect to Executive, which benefits shall be governed solely by the terms of any such insurance policy. If the Executive fails to submit to a medical examination at the request of the Company as provided above, the Company's determination of the issue shall be binding on Executive.

c. By the Company for Cause. The Company may terminate Executive's employment hereunder for Cause at any time upon notice to Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination: (i) Executive's repeated willful failure to perform, or gross negligence in the performance of, his duties and responsibilities to the Company or any of its Affiliates; (ii) fraud, embezzlement or other dishonesty with respect to the Company or any of its Affiliates; (iii) breach of any of his obligations under Section 7, 8 or 9 hereof or (iv) commission of a felony or other crime involving moral turpitude. Upon termination of Executive's employment hereunder for Cause, the Company shall have no further obligations to Executive other than to pay Executive the Final Payment.

d. By the Company Other than for Cause. The Company may terminate Executive's employment hereunder other than for Cause at any time upon notice to Executive. In the event of such termination during the Employment Term or a Renewal Term, then, the Company (i) shall pay Executive (A) the Final Payment and (B) severance pay in an amount equal to eighteen (18) months of Base Salary, at the rate in effect at the date of termination, plus an amount equal to (I) Executive's target Bonus amount for the year of termination, or (II) if no such target has been fixed for the year of termination, the actual bonus paid or payable to Executive for the most recently completed fiscal year of the Company for which an annual bonus was paid or is payable to Executive; provided, that in the case of any termination under this subsection (d) occurring after December 31, 2009, in lieu of the amount described in (I) above there shall be paid to Executive the actual bonus paid or payable to him for the most recently completed fiscal year of the Company for which an annual bonus was paid or is payable to him; and (ii) shall continue, while Executive is receiving severance pay hereunder, to contribute to the premium cost of participation by Executive and his eligible dependents in the Company's group medical and dental plans, provided that Executive is entitled to continue such participation under applicable law and plan terms and pays the remainder of the premium cost from month to month in accordance with the schedule established by the Company. Any obligation of the Company to Executive under clause (i) or (ii) hereof, however, shall be reduced by any other payments from the Company to which Executive is entitled as a result of termination (exclusive of any Final Payment due) and is conditioned on Executive signing and delivering to the Company, not later than the earlier of (i) sixty (60) days after termination of employment or (ii) the deadline for consideration and execution thereof specified in the form of release of claims attached hereto as Exhibit B, together with the end of any applicable revocation period (the "Release Deadline"), a release in such form (the "Employee Release"). Severance pay and Target Bonus to which Executive is entitled hereunder shall be payable pro-rata at the Company's regular payroll periods during the eighteen (18) month period immediately following termination of Executive's employment, with the first payment being made on the Company's next regular payday following the Release Deadline, but retroactive to the next business day following the date of termination of employment; provided, that no payment will be made prior to the effective date of the Employee Release in the form attached hereto as Exhibit B and that if at the relevant time Executive is a Specified Employee, so much of the amounts payable hereunder as constitutes nonqualified deferred compensation subject to Section 409A of the Code and that would be payable during the six-month period following Executive's termination shall instead be accumulated and paid in a single sum upon the day after the conclusion of such six-month period.

e. By Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason provided that (A) he give notice to the Company within ninety (90) days of the initial occurrence of the event or condition constituting Good Reason, setting forth in reasonable detail the nature of such Good Reason; (B) the Company fails to cure within thirty (30) days following such notice; and (C) Executive terminates his employment within thirty (30) days following the end of the thirty (30)-day cure period (if the Company fails to cure). The following shall constitute Good Reason for termination by Executive: (i) failure of the Company to continue Executive in the position of Chief Executive Officer; (ii) substantial diminution in the nature and scope of Executive's responsibilities, duties, authority, and reporting up requirements of Executive, provided, however, that the Company's failure to continue Executive's appointment or election as a director or officer of one of the Company's Affiliates and any diminution of the business at the Company or any of its Affiliates shall not constitute "Good Reason"; (iii) material failure of the Company to provide Executive with the Base Salary and benefits in accordance with the terms of Section 4 hereof; or (iv) relocation of Executive's office more than thirty-five (35) miles from the then- current location of the Company's principal offices without his consent. In the event of termination in accordance with this Section 5.e during the Employment Term or Renewal Term, then Executive will be entitled to the same pay and benefits he would have been entitled to receive had Executive been terminated by the Company other than for Cause in accordance with Section 5.d above; provided that Executive satisfies all conditions to such entitlement, including without limitation the timely signing of an effective Employee Release in the form attached hereto as Exhibit B, in accordance with the requirements set forth in Section 5.d.

f. By Executive Other than for Good Reason. Executive may terminate his employment hereunder at any time upon sixty (60) days' notice to the Company. In the event of termination by Executive pursuant to this Section 5.f, the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay Executive the Base Salary for the notice period (or for any remaining portion of the period) and the Final Payment. The Company shall have no further obligation to Executive.

g. Upon a Change of Control.

i. If a Change of Control occurs and the Company terminates Executive's employment hereunder other than for Cause during the Employment Term or Renewal Term and within two (2) years following such Change of Control or Executive terminates his employment hereunder for any reason during the Employment Term or Renewal Term and within two (2) years following such Change of Control, then, in lieu of any payments to or on behalf of Executive under Section 5.d or 5.e hereof, the Company, in addition to providing Executive the Final Payment, (A) shall pay Executive an amount equal to two times the sum of one year of Base Salary at the rate in effect at the date of termination or, if higher, on the date of the Change of Control plus a payment equal to the Target Bonus for which Executive is eligible, which amount shall be payable in a single lump sum within ten (10) business days following the later of the effective date of the Employee Release in the form attached hereto as Exhibit B or the date it is received by the Company and (B) shall pay the full cost of Executive's continued participation in the Company's group health and dental plans for two years or, if less, for so long as Executive remains entitled to continue such participation under applicable law. In addition, 100% of those Options which are not exercisable, and which have not been exercised and have not expired or been surrendered or cancelled, shall become exercisable upon such termination and shall otherwise be and remain exercisable in accordance with the terms of the Options subject to the Option Agreement. The obligations of the Company hereunder, however, other than for the Final Payment, if any, are subject to Executive signing a timely and effective Employee Release in the form attached hereto as Exhibit B in accordance with the rules specified in subsection (d) above. Notwithstanding the generality of the foregoing, (i) if the Change of Control is not a "change in control event" (as that term is defined at Section 1.409A-3(i)(5) of the Treasury Regulations), so much of the amounts described in this paragraph as does not exceed the amounts that would have been payable to Executive under Section 5.d. or Section 5.e., as the case may be, had termination occurred prior to the Change of Control, and that constitutes nonqualified deferred compensation subject to Section 409A of the Code, shall be paid in the same manner and on the same schedule as described in Sections 5.d. and 5.e., and (ii) if at the relevant time Executive is a Specified Employee, so much of the amounts payable hereunder as constitutes nonqualified deferred compensation subject to Section 409A of the Code and that would be payable during the six-month period following Executive's termination shall instead be accumulated and paid in a single lump sum upon the day after the conclusion of such six-month period.

ii. Certain Additional Payments by the Employer.

(A) Payments under this Agreement shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Executive) would be limited or precluded by Section 280G of the Code ("Section 280G") and without regard to whether such payments (or any other payments or benefits) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code (the "Excise Tax"). If any portion of the payments or benefits to or for the benefit of Executive (including, but not limited to, payments and benefits under this Agreement but determined without regard to this paragraph) constitutes an "excess parachute payment" within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the "Excess Parachute Payments"), the Company shall promptly pay (and to the extent practicable, no later than ten (10) days prior to the date Executive is required to make any Excise Tax payment to the Internal Revenue Service) to Executive an additional amount (the "gross-up payment") that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the total of the Excess Parachute Payments and the Gross-Up Payment. In no event shall the gross-up payment be made later than by the deadline specified in the regulations under Section 409A of the Code for the payment of gross-up amounts.

(B) The determination as to whether Executive's payments and benefits include Excess Parachute Payments and, if so, the amount of such payments, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company's expense by PricewaterhouseCoopers LLP or by such other certified public accounting firm as the Committee may designate prior to a Change of Control (the "accounting firm"). Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall, promptly (and to the extent practicable, no later than ten (10) days prior to the date Executive is required to make any Excise Tax payment to the Internal Revenue Service) augment the gross-up payment to address such higher Excise Tax liability.

iii. "Change of Control" means the occurrence of any of the following events after the effective date hereof:

(A) The acquisition by any Person or group of the ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of more than 50% of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, the following: (i) any acquisition directly from the Company (other than any acquisition by virtue of the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was itself acquired directly from the Company); (ii) any acquisition by the Company; (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlled by the Company; (iv) any acquisition by Executive, by all Executive Related Party (as defined herein) or by a group of which the Executive is a member; or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of this subsection g.(iii)(A); or

(B) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election, by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(C) A reorganization, recapitalization, merger or consolidation (a "Corporate Transaction") of the Company, unless (i) securities representing more than 50% of the then outstanding securities entitled to vote generally in the election of directors of the Company or the corporation resulting from or surviving such Corporate Transaction (or the ultimate parent of the Company or such corporation after such Corporate Transaction) are beneficially owned subsequent to such Corporate Transaction by the Person or Persons who were the beneficial owners of the outstanding securities of the Company entitled to vote generally in the election of directors immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction, (ii) no Person (excluding any corporation resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company of such corporation resulting from such Corporate Transaction) ultimately beneficially owns, directly or indirectly, more than 50% of the then outstanding securities entitled to vote generally in the election of directors of the Company or the corporation resulting from or surviving such Corporate Transaction (or the ultimate parent of the Company or such corporation after such Corporate Transaction) except to the extent that such ownership existed prior to the Corporate Transaction; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Corporate Transaction; or

(D) The sale, transfer or other disposition of all or substantially all of the assets of the Company; or

(E) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For purposes of this definition, securities entitled to vote generally in the election of directors that are issuable upon exercise of an exercise, conversion or exchange shall be deemed to be outstanding. In addition, for purposes of this definition, the following terms have the meanings set forth below:

A Person shall be deemed to be the "owner" of any securities of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

"Person" has the meaning used in Section 13.d of the Exchange Act, except that "Person" does not include (i) the Executive, an Executive Related Party, or any group of which Executive or Executive Related Party is a member, or (ii) the Company or a wholly owned subsidiary of the Company or an employee benefit plan (or related trust) of the Company or of a wholly owned subsidiary.

An "Executive Related Party" means any affiliate or associate of Executive other than the Company or a subsidiary of the Company. The terms "affiliate" and "associate" have the meanings given in Rule 12b-2 under the Exchange Act; the term "registrant" in the definition of "associate" means, in this case, the Company.

6. Effect of Termination. The provisions of this Section 6 shall apply to termination of employment pursuant to Section 5 or otherwise.

a. Payment by the Company in accordance with the applicable termination provision of Section 5, if any, shall constitute the entire obligation of the Company to Executive. Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5.d, 5.e or 5.g hereof.

b. Except for medical and dental plan coverage continued pursuant to Section 5.d, 5.e or 5.g hereof, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of Executive's employment without regard to any payments to Executive following such date of termination.

c. Provisions of this Agreement shall survive expiration of the Employment Term and any termination hereunder if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Executive under Sections 7, 8 and 9 hereof. The obligation of the Company to make payments to or on behalf of Executive under Section 5.d, 5.e or 5.g hereof is expressly conditioned upon Executive's continued full performance of obligations under Sections 7, 8 and 9 hereof. Executive recognizes that, except as expressly provided in Section 5.d, 5.e or 5.g no compensation is earned after termination of employment.

7. Confidential Information.

a. Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that Executive may in the future develop Confidential Information for the Company or its Affiliates and that Executive has in the past and may in the future learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not use or disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates hereunder) any Confidential Information obtained by Executive incident to his employment or other association with the Company or any of its Affiliates. Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

b. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or its Affiliates and any copies, in whole or in part, thereof (the "Documents"), whether or not prepared by Executive, shall be the sole and exclusive property of the Company and its Affiliates. Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive's possession or control.

8. Assignment of Rights to Intellectual Property.

a. Executive shall promptly and fully disclose all Intellectual Property to the Company. Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) Executive's full right, title and interest in and to all Intellectual Property. Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that Executive creates shall be considered "work made for hire."

b. For purposes of this Agreement, "Intellectual Property" means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during Executive's employment; provided, however, that the Company shall have no rights to any invention for which no equipment, supplies, facilities or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the invention relates (i) directly to the business of the Company or (ii) to the Company's actual or demonstrably anticipated research or development; or (b) the invention results from any work performed by Executive for the Company.

9. Restricted Activities. Executive agrees that some restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

a. While Executive is employed by the Company and for the eighteen (18) month period immediately following termination of his employment with the Company (the "Non-Competition Period"), Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company anywhere worldwide. Specifically, but without limiting the foregoing, Executive agrees not to engage in any manner of any activity that is directly or indirectly competitive or potentially competitive with the business of the Company as conducted at any time during Executive's employment. For the purposes of this Section 9, the business of the Company shall include all Products and Executive's undertaking shall encompass all items, products and services that may be used in substitution for Products. The foregoing, however, shall not prevent Executive's passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

 b. Executive agrees that, during his employment with the Company, in addition to complying with the limitations of Section 3.c., he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates and that would not otherwise be prohibited under Section 3.c.

c. Executive further agrees that while he is employed by the Company and for twelve (12) months following termination of his employment (the "Non- Solicitation Period"), Executive will not solicit any employee of the Company or encourage any customer or vendor of the Company to terminate or diminish its relationship with the Company, or, in the case of a customer, to conduct with any Person any business or activity which such customer conducts with the Company. It shall not be a violation of this Agreement for Executive to hire, interview, recruit or otherwise discuss employment or other business relationship with any employee of the Company that (i) has been given notice of involuntary termination by the Company, or (ii) response to a general advertisement or otherwise initiates contact with Executive for purposes of seeking employment or other business relationship. For purposes of this Agreement, an employee or customer of the Company is any Person who was a current employee or customer of the Company at the time Executive's employment with the Company ended.

For purposes of this Section 9, "Company" shall include Affiliates of the Company with which Executive has had involvement in the course of his employment or about which Affiliate or Affiliate's activities he has acquired or received any Confidential Information until a Change of Control has occurred, after such time Company shall not be broadened to include any new Affiliates.

10. Notification Requirement. Until the conclusion of the Non- Competition Period, Executive shall give notice to the Company of each new business activity he plans to undertake that could reasonably be construed to potentially violate Section 7, 8 or 9 above, at least ten (10) business days prior to beginning any such activity. Such notice shall state the name and address of the Person for whom such activity is undertaken and the nature of Executive's business relationship(s) and position(s) with such Person. Executive shall provide the Company with such other pertinent information concerning such business activity as the Company may reasonably request in order to determine Executive's continued compliance with his obligations under Sections 7, 8 and 9 hereof.

11. Enforcement of Covenants. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates (as defined in Section 9) and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 and 9 hereof, the damage to the Company would be irreparable. Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary relief against any breach or threatened breach by Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

12. Conflicting Agreements. Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order or other obligation that would affect the performance of his obligations hereunder. Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party's consent.

13. Arbitration.

a. Any dispute, controversy or claim between the parties arising out of this Agreement shall be settled by arbitration conducted in Seattle, Washington in accordance with the rules and procedures of JAMS for the resolution of employment disputes (the "Rules") and the laws of the State of Washington.

b. In the event that a party requests arbitration (the "Requesting Party"), it shall serve upon the other party (the "Non-Requesting Party") within ninety (90) days of the date the Requesting Party knew, or reasonably should have known, of the facts on which the controversy, dispute or claim is based, a written demand for arbitration stating the substance of the controversy, dispute or claim and the contention of the Requesting Party. An arbitrator shall be selected in accordance with the Rules, with the Requesting Party initiating that process within thirty (30) days of the date it serves demand for arbitration on the Non-Requesting Party (or such longer period to which the parties shall agree in writing.).

c. The function of the arbitrator shall be to determine the interpretation and application of the specific provisions of this Agreement to the issues submitted to arbitration. There shall be no right in arbitration to obtain, and no arbitrator shall have any authority to award or determine, any change in, addition to, or detraction from, any of the provisions of this Agreement. The decision of the arbitrator shall be in writing, shall set forth the basis for the decision and shall be rendered within thirty (30) business days following the hearing. The decision of the arbitrator acting within the scope of his/her authority shall be final and binding upon the parties and may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such decision is sought.

d. The parties involved in the dispute shall divide equally the administrative charges, arbitrator's fees and related expenses of the arbitration, but each party shall pay its own legal fees and expenses incurred in connection with such arbitration.

e. Nothing contained herein, however, shall limit the right of the Company to seek equitable or other relief from any court of competent jurisdiction for violation of Section 7, 8 or 9 of this Agreement.

14. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 14 and as provided elsewhere in this Agreement. For purposes of this Agreement, the following definitions apply:

a. "Affiliates" means any parent and subsidiaries of the Company and any entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

b. "Code" means the U.S. Internal Revenue Code of 1986, as amended.

c. "Confidential Information" means any and all information of the Company and its Affiliates that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the customers of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and those relationships. Confidential Information also includes information that the Company or any of its Affiliates have received belonging to others with any understanding, express or implied, that it would not be disclosed. Confidential Information does not include information which is in the public domain without fault by Executive or any third party.

d. Exclusive of Section iii of this Agreement, "Person" means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

e. "Products" mean all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, or prior to a change of Control, of its Affiliates with which Affiliate or Affiliate's activities Executive has had involvement in the course of his employment or about which he has acquired or received any Confidential Information, together with all services provided or planned by the Company, or prior to a change of Control, of its Affiliates with which Executive has had involvement in the course of his employment or about which Affiliate or Affiliate's activities he has acquired or received any Confidential Information, during Executive's employment.

f. References to termination of employment, retirement, separation from service and similar or correlative terms mean a "separation from service" (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A- 1(h)(3) of the Treasury Regulations.

g. "Specified employee" means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining "specified employee" status. Any such written election shall be deemed part of this Agreement.

15. Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

16. Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive to one of its Affiliates or to a Person with whom the Company shall hereafter effect a reorganization, consolidation or merger or to whom the Company transfers all or substantially all of its business or assets. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

17. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement; or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a national overnight courier service or deposited in the United States mail, postage prepaid, and addressed to Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

20. Entire Agreement. As of the effective date, this Agreement constitutes the entire agreement between the parties and supersedes all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive's employment.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by Executive and by a expressly authorized representative of the Company.

22. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

23. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

24. Governing Law. This Agreement shall be construed and enforced under, and be governed in all respects by, the laws of the State of Washington, without regard to the conflict of laws principles thereof; provided, however, that in the event the Company relocates its principal place of business and Executive's principal place of work to another state, the laws of that state shall apply without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by Executive and by the Company, by its duly authorized representative, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Alexander Tokman	/s/ Jeff Wilson Chief Finanical Officer

Exhibit A

Long-Term Incentive Award Objectives

The purpose of this Exhibit A is to set out the mutual understanding of the Company and Executive as to the objectives underlying Stock Awards to be granted to Executive during the Term pursuant to Section 4.c. of the Agreement. This Exhibit A is not intended, nor shall it be construed, as a requirement that any specific Stock Awards be granted or as a guarantee that the objectives set out below, or any of them, will be met.

The parties agree that it is in their mutual interest that Executive acquire and maintain, by the end of the Employment Term, equity ownership in the Company represented by (i) the actual ownership of shares, whether or not vested, and/or (ii) share units, whether or not vested, entitling or conditionally entitling Executive to the future delivery of shares (but not including, for the avoidance of doubt, unexercised stock options or stock appreciation rights), at a level commensurate with Executive's position as Chief Executive Officer of the Company as reasonably determined by the Board or a committee thereof (the "share ownership objective"). The Board or a committee thereof shall give due consideration to the share ownership objective in determining the nature, amount and terms of Stock Awards to be granted to Executive pursuant to Section 4.c. of the Agreement.

In determining the nature, amount and terms of Stock Awards to be granted to Executive, the Board or a committee thereof shall also give due consideration to the objectives of (i) promoting shareholder value by conditioning vesting and/or the delivery of shares on achievement by the Company of key performance milestones; (ii) enabling Executive to share in any appreciation in the value of the Company's equity; and (iii) enabling Executive to capture any recognized gain in a manner that as closely as possible harmonizes Executive's interests with those of the Company.

EXHIBIT B

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the agreement between me and MICROVISION, INC. (the "Company") dated as of July 18, 2005 (the "Agreement"), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executives, administrators, beneficiaries, representatives and assigns, and all others connected with me, hereby release and forever discharge the Company, its subsidiaries and other affiliates and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Washington Law Against Discrimination (RCW 49.60), the Washington Prohibited Employment Practices Law (RCW 49.44), the Washington Minimum Wage Act (RCW 49.46), Washington's Little Norris-LaGuardia Act (RCW 49.32), the Civil Rights Act of 1964 (including Title VII of that Act), the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Fair Labor Standards Act of 1938 (FLSA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), and the fair employment practices laws of the state or states in which I have been employed by the Company or any of the subsidiaries or other affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is (i) the Final Payment (as defined in the Agreement) owed to Executive pursuant to the Agreement; (ii) any claim arising under the terms of the Agreement after the effective date of this Release of Claim, (iii) any right of indemnification or contribution that I have pursuant to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries or other affiliates and (iv) any non-forfeitable rights to accrued benefits, if any, arising under any applicable employee benefit plans.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the [Director, Human Resources] of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature: _____________________________________________

Name (please print): ____________________________________

Date Signed: ___________________________________________